Exhibit 2.1

DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk ( "Telkom," "we," "us," and "our") had the following series of securities registered pursuant to Sections 12(b) of the Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 100 Series B Shares, par value 50 Rupiah per share	TLK	New York Stock Exchange
Series B Shares, par value 50 Rupiah per share*

* Not for trading, but only in connection with the registration of the American Depositary Shares ("ADSs").

Our ADSs, each representing 100 series B shares of Telkom, par value 50 Rupiah per share (the "Series B Shares"), have been made available in the United States though an American Depositary Share program established pursuant to a deposit agreement that we entered with BNY Mellon, as depositary. Our ADSs are listed and traded on the New York Stock Exchange with the trading symbol TLK and, in connection with this listing (but not for trading), the Series B Shares are registered under Section 12(b) of the Exchange Act. Shares underlying the ADSs are held by BNY Mellon, and holders of ADSs will not be treated as holders of the Series B Shares.

We have also issued one Dwiwarna share, par value 50 Rupiah, which is held by the Government of the Republic of Indonesia (the "Dwiwarna Share"). The Dwiwarna Share gives certain rights to its holder, such as special voting and veto rights with regards to the nomination, appointment and removal of our Directors and Commissioners, the issuance of new shares in our Company and any amendments to our Articles of Association. The Dwiwarna Share is not registered under Section 12(b) of the Exchange Act.

The following summary is subject to and qualified in its entirety by our Articles of Association and by applicable Indonesian laws and regulations. This is not a summary of all the significant provisions of the Articles of Association or of applicable Indonesian laws and regulations and does not purport to be complete.

SERIES B SHARES

Item 9. General

Item 9.A.3 Pre-emptive rights

Not applicable.

Item 9.A.5 Type and class of securities

Our Series B Shares, par value 50 Rupiah per share, are listed and traded on the IDX under the symbol "TLKM." The number of shares of common stock that have been issued as of the last day of the financial year ended December 31, 2024 was 99,062,216,599 Series B Shares.

Item 9.A. 6 Limitations or qualifications

Our Articles of Association do not contain any limitations on the right of any person, to own our Series B Shares or to exercise their right to vote. Indonesian capital market regulations do not contain any limitation on the right of any person, whether local or foreign, to own shares in a company listed on the IDX.

Item 9.A.7 Other rights

Not applicable.

Item 10.B Articles of Association

10.B.3 Rights of the Shares

The rights, preferences and restrictions attaching to each class of shares of our Company in respect of specified matters are set forth below:

Dividend rights

We pay dividends based upon our financial condition and in accordance with the resolution of the shareholders in a General Meeting of Shareholders which also determines the form and time of payment of such dividends.

Voting rights

Shareholders of our Series B Shares are entitled to one vote per Series B Share they hold at a General Meeting of Shareholders.

Appointment and removal of directors and commissioners

The appointment and replacement of directors and commissioners is governed by our Articles of Association, relevant Indonesian legislation, including legislation on corporate governance. Commissioners and Directors are elected and dismissed by shareholders' resolutions in a General Meeting of Shareholders. Under our Articles of Association, to be elected, candidates must be nominated and approved by the Government of the Republic of Indonesia, as holder of the Dwiwarna Share. The term of office for each Commissioner and Director commences at the closing of the General Meeting of Shareholders which appoints such Commissioner or Director or at such other time as specified by such General Meeting of Shareholders, and terminates at the closing of the fifth Annual General Meeting of Shareholders held after his/her appointment. Shareholders at a General Meeting of Shareholders, have the right to discharge a Commissioner or Director at any time before the expiration of his/her term of office.

Redemption provisions

There are no stock redemption provisions in our Articles of Association. However, based on Article 37 of the Indonesian Company Law, we may buy back up to 10% of our issued and outstanding shares.

Reserved fund provisions

We are required to set aside retained earnings in the amount of at least 20% of our issued capital to cover potential losses. If the amount so retained in the reserved fund exceeds 20% of our issued capital, a General Meeting of Shareholders may authorize us to utilize such excess funds for the purposes of our Company.

Liability for further capital calls

Shareholders of our Series B Shares may be asked to subscribe for new shares in our Company from time to time. Such rights are to be offered to shareholders prior to being offered to third parties and may be transferred at the option of the shareholder. Our Board of Directors is authorized to offer the new shares to third parties in the event that an existing shareholder is unable or unwilling to subscribe for the new shares.

Articles of Association

Our Articles of Association do not contain any provisions discriminating against any existing or prospective holder of Series B Shares because of such shareholder owning a substantial number of Series B Shares.

Rights in the event of liquidation

Shareholders of our Series B Shares are entitled to surplus in the event of liquidation in accordance with their proportion of shareholding, provided the nominal value of the common stock that they hold is fully paid-up.

Item 10.B.4 Changes to Shareholders' Rights

To change the rights of shareholders, an amendment to the relevant provisions of our Articles of Association is required. Any amendment to our Articles of Association requires the approval of the holder of the Dwiwarna Share and the other shareholders or their authorized proxies jointly representing at least two thirds of the total number of votes cast in the meeting.

Item 10.B. 6 Limitations on the Rights to Own Shares

Our Articles of Association do not contain any limitations on the right of any person, to own our shares or to exercise their right to vote. Indonesian capital market regulations do not contain any limitation on the right of any person, whether local or foreign, to own shares in a company listed on the IDX.

Item 10.B. 7 Provisions Affecting any Change of Control

Any takeover of our Company is required to be approved by the holder of the Dwiwarna Share and a majority constituting at least three-fourths of the total number of shares at a General Meeting of Shareholders that must be attended by the holder of the Dwiwarna Share. There are no other provisions in our Articles of Association that would have the effect of delaying, deferring or preventing a change in control of our Company.

Item 10.B.8 Disclosure of Shareholdings

Each Director and Commissioner has an obligation to report to the OJK with regard to their ownership and any changes in their ownership of our Company. This obligation also applies to shareholders whose direct and indirect equals or is in excess of 5% of our paid-up capital. Those shareholders would also have to report to OJK changes in their ownership of, or in excess of 0.5% of our paid-up capital.

Item 10.B.9 Differences Between Laws of Different Jurisdictions

The laws of Indonesia applicable to Indonesian limited liability companies differ from the laws applicable to U.S. corporations and their shareholders in certain respects. Set forth below is a summary of certain differences between the provisions of Indonesian laws applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections.

This summary is not intended to be a complete discussion of the respective rights under either Delaware General Corporation law or Indonesian law.

Delaware Law	Indonesian Law

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under Law No. 40 of 2007 on Limited Liability Companies (as amended by the Job Creation Law 2022, "Indonesian Company Law"), a merger or consolidation may only be completed if a merger/consolidation plan, containing the prescribed elements together with the draft deed of merger or draft deed of consolidation, is approved by a general meeting of shareholders of each of the companies involved. A three-quarters vote cast at the meeting is required at a general meeting of shareholders where a quorum of three-quarters of the shares with valid voting rights is present. Before the transaction is submitted for approval to the general meeting of shareholders, the directors must publish a summary of the merger/consolidation plan in one national newspaper and make an announcement in writing to the employees at least 30 days prior to the "summoning"  of the general meeting of shareholders.

Shareholders who do not agree with the proposed merger or consolidation will have the right to require the company to purchase their shares at the fair market value (appraisal rights).

Additional requirements are applicable for mergers or consolidations involving public companies.

Shareholder's suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Under the Indonesian Company Law, any shareholder has a right to file a lawsuit with the district court whose jurisdiction covers the domicile of the company if the company's actions have caused damage to the shareholder on the ground that such actions, undertaken by virtue of a GMS, board of directors or board of commissioners resolution, were unfair and with no reasonable ground. Such actions must have resulted from resolutions of a general meeting of shareholders, board of directors meetings or board of commissioners meetings. Additionally, one or more shareholders holding at least 10% of the total number of issued shares with lawful voting rights are entitled to file a lawsuit with the relevant district court on behalf of the company against the board of directors or members of the board of directors and the board of commissioners or members of the board of commissioners, whose fault or negligence caused losses to the company.

Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.

Under the Indonesian Company Law, the salaries and allowances of members of the board of directors are determined by the general meeting of shareholders. The general meeting of shareholders may delegate its authority to approve such salaries and allowances to the board of commissioners.

Delaware Law	Indonesian Law

The salaries and allowances of members of the board of commissioners are determined by the general meeting of shareholders.

For Indonesian public companies, a remuneration and nomination committee (in practice, a committee under the board of commissioners) can assist the general meeting of shareholders in determining the amount of the remuneration of the members of the board of directors and board of commissioners. If a committee has not been formed for this purpose, the board of commissioners shall determine the remuneration of the board of directors and board of commissioners in accordance with the prevailing capital market rules. Any such amount, however, must be approved by the general meeting of shareholders.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

A member of the board of directors or board of commissioners is appointed by a general meeting of shareholders for a fixed duration. If the term of office has lapsed, the relevant director or commissioner can be re-appointed at a general meeting of shareholders

Specifically for public companies, directors and commissioners may not be appointed for a term of more than five years. Re-election is possible except that for an independent commissioner who has served two consecutive terms, he/she can only be reappointed if he/she submits a statement of independency to the general meeting of shareholders.

Indemnification of directors and executive management and limitation on liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•    any breach of a director's duty of loyalty to the corporation or its shareholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•    any transaction from which the director derived an improper personal benefit.

Under the Indonesian Company Law, a member of the board of directors cannot be held liable for the company's losses if he/she can prove that:

•    the losses were not caused by his/her own fault or negligence;

•    he/she acted in good faith, prudently, and in furtherance of and in accordance with the purposes of the company;

•    he/she does not have any direct or indirect conflict of interest in connection with the management action which caused the loss; and

•    he/she has taken actions to prevent such losses or the continuation thereof.

Under the Indonesian Company Law, the term "take actions to prevent such losses or the continuation thereof" includes obtaining sufficient information with regard to the management action that may cause the losses, including through convening a meeting of the board of directors.

Delaware Law	Indonesian Law

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•    by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•    by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•    by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•    by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors' fiduciary duties
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.

Under the Indonesian Company Law, the board of directors is responsible for the management of the company and must act in good faith. The board of directors must act in the best interest of the company and in accordance with the company’s purposes and objectives.

Delaware Law	Indonesian Law

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

Shareholders of an Indonesian limited liability company may only exercise their voting rights in a general meeting of shareholders and may not act by written consent.

Alternatively, voting rights may also be exercised by way of a written resolution provided that such resolution is signed by all of the shareholders of the company.

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under the Indonesian Company Law, one or more shareholders holding at least 10% of the total number of issued voting shares, unless the company's articles of association call for a smaller number of voting shares, are entitled to request that a general meeting of shareholders be convened by the board of directors. If the board of directors fails to convene the general meeting of shareholders, shareholders are entitled to request the board of commissioners to convene a general meeting of shareholders.

If the board of directors or the board of commissioners (as the case may be) fails to convene a general meeting of shareholders as explained above, the shareholders may file an application with the district court having jurisdiction over the domicile of the company to allow them to call and convene a general meeting of shareholders.

Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation provides for it.	Under the Indonesian Company Law, cumulative voting is not permitted for the election of directors.

Delaware Law	Indonesian Law

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Indonesian Company Law, any dismissal (with or without cause) of a member of the board of directors must be approved by a general meeting of shareholders. Such a general meeting of shareholders must be attended by the holders of more than one-half of the total number of the company’s issued voting shares, and the decision must be approved by the holders of more than one-half of the total votes validly cast at the meeting.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation's outstanding voting stock within the past three years.

For Indonesian public companies, affiliated party transaction and conflict of interest transaction rules may apply to transactions between public companies and any of their principal shareholders (where a "principal shareholder" is defined as the owner, directly or indirectly, of at least 20% of the outstanding shares in a public company) or "controlling persons" (pengendali) (defined as persons who (i) own more than 50% of the issued and paid-up shares in a company or (ii) have the ability to determine, directly or indirectly, in whatsoever manner, the management and/or policies of a company).

Affiliated Party Transaction

An affiliated party transaction is defined as any activity or   transaction conducted by a public company or a controlled company (i) with an affiliate (a category defined under Indonesian capital market rules which includes principal shareholders) of the public company or an affiliate of a member of the board of directors, the board of commissioners, a principal shareholder or a controlling persons (pengendali) of such public company, or (ii) in the interest of an affiliate of a member of the board of directors, the board of commissioners, a principal shareholder or a controlling person (pengendali) of such public company.

Affiliated party transactions must be, among other things, in compliance with the public company's internal policy governing related party transactions, disclosed to the public, reported to the relevant authority, and supported by a fairness opinion issued by a registered independent appraiser, unless it is an exempt transaction.

Conflict of Interest Transaction

A conflict of interest is defined as the difference between the economic interests of a public company and the personal economic interests of its directors, commissioners,    principal shareholders or controlling persons (pengendali), which may cause losses to such company. In practice, fairness opinions by a registered independent appraiser are used to assess whether a transaction may be affected by a conflict of interest. By law, OJK has discretion to determine if certain affiliated party transactions involve any conflict of interest, and would therefore require the approval of independent shareholders.

Delaware Law	Indonesian Law

If the transaction between the public company and a principal shareholder is deemed a conflict of interest transaction, the public company needs to, among other things, obtain the approval of its independent shareholders in a general meeting of shareholders, unless exempted. Independent shareholders are defined as shareholders having no conflict of interest in respect of the transaction, and the independent shareholders must make a declaration to that effect, and is not a member of the board of directors, a member of the board of commissioners, a principal shareholder or a controlling person (pengendali) (or an affiliate of the foregoing persons or entities) of such public company.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Dissolution of a company must be approved by a general meeting of shareholders; such meeting has to be attended by shareholders holding at least three-quarters of the total number of outstanding shares in the company carrying valid voting rights. The approval must be obtained by a majority of at least three-quarters of the total votes validly cast at the meeting.

Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise

The Indonesian Company Law allows companies to issue different classes of shares. Varying rights of existing shares or issuing new classes of shares with different rights requires amending the company's articles of association. Such amendment must be approved by a general meeting of shareholders.

With regards to public companies, and under OJK Regulation No. 22/POJK.04/2021 on the Use of Share Classifications with Multiple Voting Rights by Issuers with High Innovation and Growth to Undertake Equity based Public Offerings in the form of Shares, public companies with certain strict requirements (such as utilizing technologies to create innovative products that increase productivity and economic growth as well as having substantial social benefit) may adopt a different class of shares with more than one type of voting right – also known as dual-class shares with multiple voting rights. Such adoption must also be included in the company's articles of association and approved by a general meeting of shareholders.

Amendment of governing documents
A Delaware corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise

To amend the articles of association of an Indonesian limited liability company, a general meeting of shareholders is required. Unless the existing articles of association stipulate a higher quorum, a general meeting of shareholders can be held if attended by shareholders representing at least two-thirds of the total issued voting shares. The general meeting of shareholders may adopt

Delaware Law	Indonesian Law

valid resolutions with affirmative votes of at least two-thirds of the total votes validly cast at the meeting. For public companies, affirmative votes representing more than two-thirds of the total votes validly cast in the meeting are required.

Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Examination of documents and information pertaining to the company may be requested for the purpose of obtaining data or information if a director's or a commissioner's unlawful act is suspected to have caused losses to the company, its shareholders or third parties. An application must be made to the district court having jurisdiction over the domicile of the company. The application requesting the right to examine the company must be made in good faith and based on fair reasoning.

Such application can be made by:

•    one or more shareholders holding at least 10% of the total number of issued voting shares;

•   any other party that, pursuant to prevailing regulations, the company's articles of association or an agreement with the company, is granted such authority to submit the request for examination; or

•     the State Attorney, for public order purposes.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•    out of its surplus; or

•    in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

The Indonesian Company Law provides that dividends can be paid to shareholders from the company's cumulative net profits (after deductions for allocation to the reserve fund). If a loss is booked by the company in a preceding financial year and cannot be covered by the reserve fund, such loss should be carried forward and in the current financial year, the company will still be deemed to be making a loss if this carried over loss cannot be covered by the current financial year’s profit. Under such circumstances, the company is not be able to distribute dividends from profits it earned in the current financial year.

Before the company pays dividends, the company must reserve its profits until it reaches an amount equal to at least 20% of the company’s subscribed and paid-up capital. This means that if the company already has a compulsory reserve, the rest of the accumulated net profit can be distributed as dividends.

Interim dividends may also be distributed, provided that:

•     the company's articles of association allow it;

•     the amount of the company's net profit exceeds the amount of the issued and paid-up capital plus the reserve fund; and

•    the distribution of the interim dividends will neither cause the company to be unable to pay its

Delaware Law	Indonesian Law

obligations to its creditors, nor disrupt the company's operations.
Creation and issuance of new shares

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company's certificate of incorporation.

Issuance of new shares must be approved by a general meeting of shareholders (with different quorum and voting requirements applicable depending on whether the company seeks to increase its authorized capital or not).

•     Issuance of new shares in an amount that is still within the company's authorized capital must be approved by a general meeting of shareholders attended by shareholders representing more than one-half of the total number of issued voting shares in the company, and the decision must be approved by shareholders representing more than one-half of the total votes validly cast at the meeting.

•     Issuance of new shares in an amount that exceeds the company's authorized capital must be approved by a general meeting of shareholders attended by shareholders representing at least two-thirds of the total number of issued voting shares. The general meeting of shareholders may adopt valid resolutions with affirmative votes representing at least two-thirds of the total votes validly cast at the meeting (or more than two-thirds for public companies).

•     In general, the issuance of new shares must also be accompanied by the issuance of pre-emptive rights to existing shareholders. However, in particular for public companies, under OJK Regulation No. 32/POJK.04/2015 on Capital Increases of Public Companies with the Issuance of Pre-emptive Rights, as amended by OJK Regulation No. 14/POJK.04/2019, and under certain conditions, the issuance of shares can be carried out without issuing pre-emptive rights, provided that the issuance of shares must not be in excess of 10% of the issued and paid-up capital of the company, among other things. In addition, unless certain exemptions apply, prior approval by the independent shareholders is generally required for the issuance of new shares without pre-emptive rights.

Item 10.B.10 Changes in Capital

We believe that the provisions in our Articles of Association relating to changes in our capital are not more stringent than that required by Indonesian law.

AMERICAN DEPOSITORY SHARES

Item 12. Other securities Disclosures under Items 12.A, 12.B, and 12.C are not applicable

Item 12.D.

The BNY Mellon Corporation serves as the depositary (the "Depositary") for our ADSs pursuant to the deposit agreement dated November 21, 1995 (the "Deposit Agreement"), as amended and supplemented from time to time.

One ADS represents 100 Series B Shares with a par value of 50 Rupiah per share. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The Deposit Agreement and the ADRs are governed by New York law.

Deposit, Withdrawal and Cancellation

Shares or evidence of the right to receive shares may be deposited by delivery to the custodian, accompanied by the required documentation and certification and, if the Depositary requires, together with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order, an ADR or ADRs for the number of ADS representing such deposit. The deposited securities, which shall consist of the deposited shares and any and all other securities, property and cash deposited with the Depositary or the custodian (the "Deposited Securities") shall be held by the Depositary or by a custodian for the account and to the order of the Depositary or at such other place or places as the Depositary shall determine.

Upon receipt by the custodian of any deposit, together with the other documents required, the custodian shall notify the Depositary and the person or persons to whom or upon whose written order an ADR or ADRs are deliverable. Upon receiving such notice from the custodian, or upon the receipt of shares by the Depositary, and upon the receipt of the payment of applicable fees, taxes and charges, the Depositary will execute and deliver to or upon the order of the person or persons entitled to the ADRs the appropriate number of ADRs registered in the name or names and evidencing any authorized number of ADS requested by such person.

Holders of ADRs may surrender their ADRs at the depositary's corporate trust office. Upon such surrender and the payment of applicable fees, taxes and charges, the Depositary shall deliver to such holders or upon their order the amount of Deposited Securities at the time represented by the ADS evidenced by the ADR. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of such person in whose name an ADR is registered (an "ADR Holder") or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer to such owner or as ordered by him and (b) any other securities, property and cash to which such owner is then entitled in respect of such ADRs. The Deposited Securities are to be delivered at the corporate trust office of the Depositary, if feasible.

Rights of the ADR Holders to Inspect the Books of the Depositary and the List of ADR Holders

The Depositary will make available for inspection by ADR Holders the books for the registration and transfers of ADRs at its corporate trust office, provided that such inspection shall not be for the purpose of communicating with the ADR Holders in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

Voting Rights

Upon receipt of notice of any meeting of shareholders or other Deposited Securities, the Depositary shall provide ADR Holders with a notice of such meeting. Such notice shall contain the same information as is contained in such notice of meeting and a statement that the ADR Holders as of the close of business on a specified record date will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of shares represented by their respective ADS and a statement as to the manner in which such instructions may be given. Upon the ADR Holder's request on such record date, received on or before the date specified by the Depositary, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by the ADS evidenced by such ADR in accordance with the ADR Holder's instructions.

If no such instructions are received by the Depositary on or before the date specified by the Depositary, the Depositary shall deem that such holder of ADRs to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to such Deposited Securities and, if and to the extent permitted under Indonesian laws and our Articles of Association, the Depositary shall give a direction proxy to a person designated by us to vote such Deposited

Securities, except where we have informed the Depositary that we do not wish such proxy to be given or that such matter materially and adversely affects the rights of the holders of the shares.

Dividends and Other Distributions

An ADR Holder generally has the right to receive the distributions we make on the Deposited Securities. Such ADR Holder's receipt of these distributions may be limited, however, by practical considerations and legal limitations. ADR Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date, after deduction the applicable fees, taxes and expenses.

Cash Distributions

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall convert such dividend or distribution into U.S. dollars and distribute the amount so receive to the entitled ADR Holders in proportion to the number of ADS representing such Deposited Securities held by them. Where we are or the Depositary is required to withhold from such cash dividend or such other cash distribution an amount on account of taxes or other governmental charges, and such amount is so withheld, the amount distributed to the relevant ADR Holders shall be reduced accordingly.

Distributions of Shares

When a distribution upon any Deposited Securities consists of a dividend in, or free distribution of, shares, the Depositary may distribute to the entitled ADR Holders, in proportion to the number of ADS representing such Deposited Securities held by them respectively, additional ADRs evidencing an aggregate number of ADS representing the amount of shares received as dividend or free distribution, subject to the terms and conditions of the Deposit Agreement and the withholding or any tax or other governmental charge. If we have not provided satisfactory assurances that such distribution would not require registration under the United States Securities Act of 1933, as amended (the "Securities Act") or is exempt from registration under the Securities Act, the Depositary may withhold the distribution of ADRs.

In lieu of delivering receipts for fractional ADS, the Depositary shall sell the amount of share represented by the aggregate of such fractions and distribute the net proceeds as in the case of a cash distribution.

Distributions of Rights

In the event that we offer or cause to be offered to the holders of any Deposited Securities, any rights to subscribe for additional shares or any rights of any other nature, the Depositary, after having consulted with us, shall have discretion as to the procedure to be followed in making such rights available to any ADR Holders or in disposing of such rights on behalf of any ADR Holders. If, by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any ADR Holders, or dispose of such rights and make the net proceeds available to such ADR Holders in U.S. dollars, the Depositary shall allow the rights to lapse.

If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain ADR Holders but not to other ADR Holders, the Depositary may, after consultation with us, distribute to any ADR Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADS held by such ADR Holder, warrants or other instruments in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an ADR Holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADS of such ADR Holder, the Depositary will make such rights available to such ADR Holder upon written notice from us to the Depositary. ADRs so distributed shall be legended in accordance with applicable U.S. laws and all be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary has distributed warrants or other instruments for rights to all or certain ADR Holders, upon instruction from such ADR Holder pursuant to such warrants or other instruments to the Depositary to exercise such rights, upon payment by such ADR Holder to the Depositary for the account of such ADR Holder of an amount equal to the purchase price of the shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other applicable charges, the Depositary shall, on behalf of such ADR Holder, exercise such rights and purchase the shares. The shares will then be deposited and the Depositary shall execute and deliver the ADRs to the ADR Holder.

If the Depositary determines that it is not lawful and feasible to make such right available to all or certain ADR Holders, it may sell the rights, warrants or other instruments in proportion to the number of ADS held by the ADR Holders to whom it has determined may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary and all taxes and governmental charges), upon averaged or other practical basis without regard to any distinctions among such ADR Holders because of exchange restrictions or the date of deliver of any ADR or otherwise and distribute the net proceeds to the extent possible as in the case of a cash distribution.

The Depositary will not offer rights to ADR Holders having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all ADR Holders or are registered under the Securities Act.

Distributions Other than Cash, Shares or Rights

When the Depositary receives distributions other than cash, shares or rights, the Depositary shall cause the securities or property received by it to be distributed to the ADR Holders entitled thereto, after reduction or upon payment of any applicable fees, expense, taxes or other charges, in proportion to the number of ADS representing such Deposited Securities held by them respectively; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the entitled ADR Holders, or if for any other reason, the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of such sales (net of the fees) shall be distributed by the Depositary to the entitled ADR Holders as in the case of a cash distribution.

Procedures for transmitting notices, reports and proxy soliciting material

We shall provide to the Depositary and the custodian, on or before the first date on which we give notice of any meeting of shareholders or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash of other distributions or the offering of any rights, a copy of such notice and a translation of such notice and any other reports and communications which are generally made available by us to the holders of our shares. The Depositary will arrange for the mailing of copies of such notices, reports and communications to all ADR Holders at our request.

Reclassification, Recapitalization and Mergers

In circumstances not considered to be distribution of shares, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of the Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting us or to which we are a party, any securities which shall be received by the Depositary or a custodian in exchange for or in conversion of or in respect of the Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and the ADS shall represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities received in exchange or conversion. The Depositary may also or, if requested by us, shall execute and deliver additional receipts as in the case of a dividend in shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

If the Depositary determines that any such adjustment, delivery or exchange is not lawful or practicable, the Depositary may sell such securities or property at a public or private sale and distribute the net proceeds to the entitled ADR Holders as in the case of a cash distribution.

In addition to the Deposit Agreement we entered into with the Depositary on November 21, 1995, we entered into a new agreement with the Depositary on April 10, 2024, pursuant to which the Depositary agreed to reimburse us up to US$850,000 in each of the subsequent seven years for certain expenses we incur in relation to the administration and maintenance of the ADS facility, including, but not limited to, investor relations expenses, legal fees and disbursements and other ADS program-related expenses. The reimbursement will be adjusted if the Depositary's collection of dividend fees and the number of ADSs outstanding falls below a stipulated minimum.

The Depositary did not waive, or pay directly to third parties on our behalf, any expenses relating to the year ended December 31, 2024.

Payment of Taxes

ADR Holders are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The Depositary may refuse to register any transfer of the ADR Holders' ADRs or allow such ADR Holders to withdraw the Deposited Securities represented by their respective ADRs until such taxes or other charges are paid and may withhold any dividends or other distributions. It may apply payments owed to the ADR Holders or sell Deposited Securities represented by such ADR Holders' ADRs to pay any taxes owed and such ADR Holders will remain liable for any deficiency.

Fees and Expenses

Shareholders depositing or withdrawing ordinary shares or ADS must pay:	For:
US$5 (or less) per 100 ADS (or part of 100 ADS).

Issuance of ADSs, including issuance resulting from a distribution of shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including in case of termination of the deposit agreement.

US$0.02 (or less) per ADS.	Any cash payment to registered ADS shareholders.
Up to US$0.05 per ADS.	Receiving or distributing dividends.
A fee equivalent to the fee payable if the securities distributed to shareholders had been shares and those shares had been deposited for the issuance of ADS.	Delivery of securities by the Depositary to registered ADS shareholders.
US$0.02 (or less) per ADS per calendar year.	Depositary services.
Registration or transfer fees.	Transfer or registration of shares on the share register to or from the name of the Depositary or its agent when shareholders deposit or withdraw ordinary shares.
Depositary fees.	Telegram, telex and fax transmissions (if provided for in the deposit agreement). Converting foreign currency to U.S. Dollars.
Taxes and other duties levied by the government, the Depositary or the custodian upon payment of the ADSs or other shares underlying the ADSs, such as share transfer tax, stamp duty or income tax.	As necessary.
Any costs incurred by the Depositary or its agent for servicing the securities deposited.	As necessary.

Amendment

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without the consent of ADR Holders. Any amendment which shall add or increase fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery charges or similar items), or which shall prejudice a substantial existing right of ADR Holders, shall, however, not become effective as to outstanding ADRs until thirty (30) days after the Depositary notifies ADR Holders of such amendment. Every ADR Holder at the time any amendment so becomes effective shall be deemed, by continuing to hold such ADRs, to consent and agree to such amendment and to be bound by the ADRs and the Deposit Agreement as amended thereby.

Restrictions on the Right to Transfer or Withdraw the Underlying Securities/Limitations on Execution and Delivery, Transfer and Surrender of ADRs

As a condition precedent to any execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any Deposited Securities, the Depositary, custodian, registrar or we may require payment by the presenter of the ADRs of a sum sufficient to reimburse any of them for any applicable taxes or governmental charges, fees and expenses and the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as we or the Depositary may establish consistent with the provisions of the Deposit Agreement.

During the period when the transfer books of the Depositary are closed or when we or the Depositary deem necessary and advisable or to comply with a requirement of law or any government or governmental body or commission, or for any other reason, the delivery of ADRs may be suspended, the transfer of ADRs in certain instance may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, subject to certain exceptions.

Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such shares.

Prior to delivery, transfer or surrender of ADRs or withdrawal of shares or other Deposited Securities, an indemnity bond may be required if the Depositary deems that fees, taxes or other charges will be payable following such transactions.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits our obligations and liability and the obligations and liability of the Depositary. We and the Depositary are only obligated to take the actions in good faith and without being negligent as specifically set forth in the Deposit Agreement.

Neither we nor the Depositary have any obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on behalf of ADR Holders or on behalf of any other person unless we or the Depositary, as applicable, have been provided with satisfactory indemnity against all expense and liabilities.

Neither we nor the Depositary shall be liable for any of our or the Depositary's action or absence of action in reliance on the advice or information from legal counsel, accountants, any person presenting shares for deposit, any ADR Holder or any other person we or the Depositary believed in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor depositary arising after the removal or resignation of the Depositary, provided that the Depositary performed its obligations without negligence or bad faith with respect to the same matter during the period in which it previously acted as Depositary. The Depositary shall not be responsible for any failure to carry out instructions to vote any of the Deposited Securities, or for the manner such vote is cast or the effect of any such vote, so long as it acted or abstain from acting in good faith. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

Termination

At our direction, the Depositary will terminate the Deposit Agreement by mailing notice of termination to the ADR Holders at least ninety (90) days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time ninety (90) days have passed since the Depositary informed us of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. After termination of the Deposit Agreement, ADR Holders will, upon the surrender of their respective ADRs, payment of the fee of the Depositary for the surrender of such ADRs, and payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the ADS evidenced by the ADR.

If any ADRs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of ADRs, shall suspend the distribution of dividends to the ADR Holders, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that it shall continue to collect dividends and other distributions pertaining to the Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary (after deducting fees and expenses and applicable taxes and governmental charges).

At any time after the expiration of one year from the date of termination of the Deposit Agreement, the Depositary may sell any remaining ADS and may hold uninvested the net proceeds of such sale, together with any other cash then held by it, unsegregated and without liability for interest, for the pro rata benefit of the ADR Holders that have not surrendered their ADRs. Such ADR Holders will become general creditors of the Depositary with respect to the net proceeds. After such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement vis-à-vis the ADR Holders, except to account for such net proceeds and other cash (after deducting fees and expenses and applicable taxes and governmental charges). Upon termination of the Deposit Agreement, we will be discharged from all our obligations under the Deposit Agreement, except for our obligations to the Depositary with respect to indemnification, charges, and expenses.